EXHIBIT 99.1

Adesto Technologies Announces Restructuring of Debt Facility

Defers Principal Payment on Term Debt, Expands Borrowing Capacity and Lowers Interest Rates

SANTA CLARA, Calif., Oct. 05, 2017 (GLOBE NEWSWIRE) -- Adesto Technologies Corporation, (NASDAQ:IOTS), a leading provider of application-specific, ultra-low power non-volatile memory (NVM) products, today announced the Company has amended its existing debt agreement with Bridge Bank, a division of Western Alliance Bank. The benefits of the amended agreement include expanded borrowing capacity under a working capital line of credit, deferred principal payments on a term loan as well as lower interest rates on both the working capital line and term loan.

Under the terms of the amended debt agreement, borrowing capacity under the working capital line of credit has been increased from $2 million to $5 million. Additionally, under the revised terms, repayment of the term loan will consist of interest only for the first 12 months, followed by amortization of principal and interest over the subsequent 36 months. The new debt service payments will be reduced to approximately $1.0 million per quarter beginning in October 2018, compared to previous payments of approximately $1.6 million per quarter, resulting in savings of approximately $6.4 million over the next 12 months. Further, the interest rate on the working capital line has been lowered by 25 basis points and by 50 - 75 basis points on the term loan, depending on certain liquidity ratios.

“By executing this revised agreement combined with our solid cash position following our successful secondary offering in June, we have greatly strengthened the Company's financial profile in support of our growth initiatives,” commented Ron Shelton, Adesto’s Chief Financial Officer. “Further, we have made significant progress over the past year across our business both financially and operationally, which has resulted in significant top line growth, high gross margins and stable operating expense levels as we drive toward our goal of non-GAAP profitability exiting 2017.”

About Adesto Technologies
Adesto Technologies (NASDAQ:IOTS) is a leading provider of application-specific, ultra-low power, smart non-volatile memory products. The company has designed and built a portfolio of innovative products with intelligent features to conserve energy and enhance performance, including Fusion Serial Flash, DataFlash®, EcoXiP™ and products based on its trademark resistive RAM technology called Conductive Bridging RAM (CBRAM®). CBRAM® is a breakthrough technology platform that enables 100 times less energy consumption than today’s flash memory technologies as well as delivering enhanced performance.

Forward-Looking Statements
The quotes of our Chief Financial Officer in this release may be deemed to contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to: our ability to predict the timing of design wins entering production and the potential future revenue associated with our design wins; market adoption of our CBRAM-based products; our limited operating history; our rate of growth; our ability to predict customer demand for our existing and future products and to secure adequate manufacturing capacity; consumer demand conditions affecting our end markets; our ability to manage our growth; our ability to hire, retain and motivate employees; the effects of competition, including price competition; technological, regulatory and legal developments; and developments in the economy and financial markets.

For a detailed discussion of these and other risk factors, please refer to our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017, filed with the SEC on August 14, 2017, which are available on our investor relations Web site (ir.adestotech.com) and on the SEC’s Web site (www.sec.gov).

All information provided in this release is as of October 5, 2017, and stockholders of Adesto are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. Adesto does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.

Company Contact:
David Viera
Director, Corporate Communications
P: 408-419-4844
E: david.viera@adestotech.com

Adesto Technologies Investor Relations:
Shelton Group Leanne K. Sievers, President
P: 949-836-4276
E: sheltonir@sheltongroup.com